PROSPECTUS SUPPLEMENT NO. 2
                     (TO PROSPECTUS DATED JANUARY 10, 2001)

                                  789,075 SHARES

                            IGEN INTERNATIONAL, INC.

                                  COMMON STOCK

                                 --------------

       You  should  read  this  prospectus   supplement  and  the   accompanying
prospectus carefully before you invest. Both documents contain information you should consider carefully before making your investment decision.

        INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK
                 FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

                              PLAN OF DISTRIBUTION

       We are offering 789,075 shares of our common stock to Acqua Wellington North American Equities Fund, Ltd. pursuant to this prospectus supplement. The common stock will be purchased at an averaged purchase price of $12.0394 per share. We will not pay any other compensation in conjunction with the sale of our common stock.

       Acqua  Wellington  and  its  pledgees,   donees,  transferees  and  other
subsequent owners, may offer their shares at various times in one or more of the following transactions:

       -   in the over-the-counter market; or

       -   in privately negotiated transactions

at prevailing market prices at the time of sale, at prices related to those prevailing market prices, at negotiated or at fixed prices.

       The transactions in the shares may be effected by one or more of the following methods:

       - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

       - purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer;

       - block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or

       - negotiated transactions between selling stockholders and purchasers without a broker or dealer.

       Acqua Wellington is an "underwriter" within the meaning of the Securities Act in connection with its sale of the shares purchased from us described in this prospectus supplement. Broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may also be deemed to be underwriters. Any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

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       During  the time Acqua  Wellington  is  engaged  in  distributing  shares covered by this prospectus, Acqua Wellington will comply with the requirements of the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. Under those rules and regulations, they:

       - may not engage in any stabilization activity in connection with our securities;

       - must furnish each broker which offers shares of common stock covered by this prospectus with the number of copies of this prospectus which are required by each broker; and

       - may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

       In connection with Acqua Wellington's purchase and potential resale of the shares covered by this prospectus supplement, we will agree to indemnify and hold harmless Acqua Wellington and each person who controls Acqua Wellington against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact, unless made or omitted in reliance upon written information provided to us by Acqua Wellington.

       We have agreed to bear the expenses incident to the registration of the shares, other than selling discounts and commissions. These expenses are estimated to be $2,000.

                                USE OF PROCEEDS

       We will use the proceeds of this offering as described in the prospectus. See "Use of Proceeds" beginning on page 23 of the prospectus.

         THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 16, 2001.


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                      WHERE YOU CAN FIND MORE INFORMATION

       The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate the documents listed on page 22 of the prospectus.

                          MARKET FOR OUR COMMON STOCK

       On March 14, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $13 per share. Our common stock is listed on the Nasdaq National Market under the symbol "IGEN." The common stock sold under this prospectus supplement will be listed on the Nasdaq National Market after we notify the Nasdaq National Market that the shares have been issued.

       As  of  March 14,  2001,  we   had  16,465,446  shares  of  common  stock
outstanding.

                                    GENERAL

       You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


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                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT                                                       PAGE
           Plan of Distribution                                              S-1
           Use of Proceeds                                                   S-2
           Where You Can Find More Information                               S-3
           Market for Our Common Stock                                       S-3
           General                                                           S-3


PROSPECTUS
           Prospectus Summary                                                1
           The Offering                                                      2
           Risk Factors                                                      3
           Forward-Looking Statements                                        11
           Where You Can Find More Information                               11
           Incorporation of Documents by Reference                           12
           Use of Proceeds                                                   13
           Plan of Distribution                                              14
           Legal Matters                                                     14
           Experts                                                           14
           Indemnification                                                   15